Exhibit 99.1

PHEAA Student Loan Trust I

Student Loan Asset-Backed Notes

Annual Statement for the Period Ended June 30, 2004

The information shown below has not been independently verified, however, it is believed to be accurate to the best of the issuer’s knowledge.

(a)          The amount of principal payments paid with respect to each class of Notes during the fiscal period ended June 30, 2004:

Class	Principal Paid

Series 2003-1 Class A-1	$18,678,000.00
Series 2003-1 Class A-2	$7,850,000.00
Series 2003-1 Class A-3	$0.00
Series 2003-1 Class B-1	$0.00

(b)         The amount of interest payments paid and allocated with respect to each class of notes during the fiscal period ended June 30, 2004:

Class	Interest Paid	Interest Allocated	Total Interest

Series 2003-1 Class A-1	$911,756.67	$408,881.11	$1,320,637.78
Series 2003-1 Class A-2	$556,758.62	$21,222.08	$577,980.70
Series 2003-1 Class A-3	$497,075.00	$91,125.00	$588,200.00
Series 2003-1 Class B-1	$122,016.66	$21,750.00	$143,766.66

(c)          The amount of payments allocable to any noteholders’ auction rate interest carryover (for each Class of Auction Rate Notes only), together with any remaining outstanding amount of each thereof:

Class	Interest Carryover

Series 2003-1 Class A-2	$0.00
Series 2003-1 Class A-3	$0.00
Series 2003-1 Class B-1	$0.00

(d)         The aggregate outstanding principal balance of the student loans owned by the Trust as of June 30, 2004:

Principal Balance of Student Loans	$345,620,253.67

(e)          The aggregate outstanding principal balance of the Notes of each class as of June 30, 2004, after giving effect to payments allocated to principal reported under clause (a) above:

Class	Principal Outstanding

Series 2003-1 A-1	$181,322,000.00
Series 2003-1 A-2	$82,150,000.00
Series 2003-1 A-3	$90,000,000.00
Series 2003-1 B-1	$20,000,000.00

Total	$373,472,000.00

(f)            The interest rate for the applicable Class of Notes with respect to each payment referred to in clause (b) above, indicating whether such interest rate is calculated based on the Net Loan Rate or based on the applicable Auction Rate (for each class of Auction Rate Notes only) as of June 30, 2004:

	Calculation Method (Actual Method in Bold)
Class	Net Loan Rate	Auction Rate

Series 2003-1 Class A-2	N/A	1.55%
Series 2003-1 Class A-3	N/A	1.35%
Series 2003-1 Class B-1	N/A	1.45%

The interest rate on Auction Rate Notes resets every 28 days.

The interest rate on the Class A-1 LIBOR Notes as of June 30, 2004 was 1.23%.  The rate is based on 3-month LIBOR plus 0.06%.

(g)         The amount of the Servicing Fees paid and allocated by the Trust during the fiscal period ended June 30, 2004:

	Paid	Allocated	Total
Servicing Fees	$917,893.52	$144,009.59	$1,061,903.11

(h)         The amount of the Consolidation Rebate Fees, Administration Fees, Broker/Dealer Fees, Auction Agent Fees, Owner Trustee Fees, Indenture Trustee Fees and Eligible Lender Trustee Fees paid and allocated by the Trust during the fiscal period ended June 30, 2004:

	Paid	Allocated	Total
Consolidation Rebate Fees	$827,104.80	$134,011.54	$961,116.34
Administration Fees	$458,935.76	$72,003.07	$530,938.83
Broker/Dealer Fees	$271,295.83	$8,006.25	$279,302.08
Auction Agent Fees	$20,000.00	$0.00	$20,000.00
Owner Trustee Fees	$2,000.00	$0.00	$2,000.00
Indenture Trustee/Eligible Lender Trustee Fees	$74,765.80	$12,244.98	$87,010.78

(i)             The amount of the Recoveries of principal and interest received during the fiscal period ended June 30, 2004 relating to Financial Student Loans:

Financed Student Loan principal payments received	$41,805,358.89
Financed Student Loan interest payments received	$7,933,818.34
Interest subsidy and special allowance payments (net)	$220,596.58
Total Recoveries of principal and interest	$49,959,773.81

(j)             The amount of aggregate realized losses during the fiscal period ended June 30, 2004, if any:

Aggregate realized losses	$933.53

(k)          The amount of any shortfalls in the payment of interest or principal on the Notes during the fiscal period ended June 30, 2004, if any:

Principal shortfalls on Notes	$0.00
Interest shortfalls on Notes	$0.00

(l)             The amount of the deposits to and withdrawals from the Reserve Fund during the fiscal period ended June 30, 2004, and the balance of the Reserve Fund as of June 30, 2004:

Initial Deposit	$4,000,000.00
Interest Earned	$21,029.09
Transfer of Interest Earned to the Revenue Fund	$(18,778.05)
Transfer of Excess Reserve to the Revenue Fund	$(214,780.00)
Balance of the Reserve Fund as of June 30, 2004	$3,787,471.04

(m)       The portion, if any, of the payments on the notes attributable to amounts on deposit in the Reserve Fund and the Acquisition Fund:

The portion of payments made from Reserve Fund.	$0.00
The portion of payments made from Acquisition Fund	$0.00

(n)         The aggregate amount, if any, paid by the Trustee to acquire Eligible Loans from amounts on deposit in the Acquisition Fund during the fiscal period ended June 30, 2004:

	Principal	Interest	Premium	Total

Loan Acquisitions	$387,096,879.60	$1,741,646.84	$3,870,587.12	$392,709,113.56

(o)         The amount remaining in the Acquisition Fund during the fiscal period ended June 30, 2004 that was not used to acquire Financed Student Loans and was transferred to the Revenue Fund:

Transfers from Acquisition Fund to Revenue Fund.	$1,318,481.42

(p)         The aggregate amount, if any, paid for Financed Student Loans purchased from the Trust during the fiscal year ended June 30, 2004:

Loans sold from the Trust (principal, interest and premium).	$0.00

(q)         The number and principal amount of Financed Student Loans, as of June 30, 2004, that are delinquent or for which claims have been filed with the appropriate Guaranty Agency and which are awaiting payment:

Delinquencies	Number of Loans	Principal Outstanding	% of Total Principal Outstanding

31-60 Days	1,473	$6,157,403.98	1.78%
61-90 Days	604	$2,654,408.57	0.77%
91-120 Days	330	$1,235,017.24	0.36%
121-150 Days	206	$682,244.83	0.20%
151-180 Days	107	$482,743.24	0.14%
181-210 Days	73	$205,953.64	0.06%
211-240 Days	96	$341,856.38	0.10%
241-270 Days	68	$287,004.37	0.08%
271-300 Days	84	$258,627.19	0.07%
> 300 Days	4	$8,604.69	0.00%
Claims Filed	132	$349,348.60	0.10%

Total	3,177	$12,663,212.73	3.66%

(r)            The total value of the Trust and outstanding principal balance of the Notes as of June 30, 2004:

Assets
Cash & Cash Equivalents	$24,199,329.26
Student Loan Receivables	$345,620,253.67
Accrued Interest Receivable	$2,484,350.95

Total Value	$372,303,933.88

Liabilities
Notes Payable
Series 2003-1 Class A-1	$181,322,000.00
Series 2003-1 Class A-2	$82,150,000.00
Series 2003-1 Class A-3	$90,000,000.00
Series 2003-1 Class B-1	$20,000,000.00

Total Notes Outstanding	$373,472,000.00

Other Liabilities	$913,253.62

Total Liabilities	$374,385,253.62

Parity Ratio (Senior Notes Only)	105.08%
Parity Ratio (All Notes)	99.44%

(s)          The number and percentage by dollar amount of (i) rejected federal reimbursement claims for Financed Student Loans, (ii) Financed Student Loans in forbearance and (iii) Financed Student Loans in deferment as of June 30, 2004:

Delinquencies	Number of Loans	Principal Outstanding	% of Total Principal Outstanding

Rejected Claims	0	$0.00	0.00%
Loans in Forbearance	6,703	$32,276,647.79	9.34%
Loans in Deferment	5,949	$23,589,948.73	6.83%